                                                                   Exhibit 12.01

            Travelers/Aetna Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)


                                                                 Three Months Ended          Nine Months Ended
                                                                  September 30, 1996         September 30, 1996
                                                                  ------------------         ------------------


Income before income taxes                                             $       353             $       117
Interest                                                                        40                      78
Portion of rentals deemed to be interest                                         9                      27
                                                                       -----------             -----------
Earnings available for fixed charges                                   $       402             $       222
                                                                       ===========             ===========

Fixed charges:
     Interest                                                          $        40             $        78
     Portion of rentals deemed to be interest                                    9                      27
                                                                       -----------             -----------
     Total fixed charges                                               $        49             $       105
                                                                       ===========             ===========
Ratio of earnings to fixed charges                                          8.20x                   2.11x
                                                                       ===========             ===========

The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by the fixed charges. For purposes of these ratios, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.